ALEXANDER & BALDWIN, INC.

1998 STOCK OPTION/STOCK INCENTIVE PLAN

AS AMENDED THROUGH OCTOBER 26, 2006

AND AS ASSUMED BY ALEXANDER & BALDWIN HOLDINGS, INC.

EFFECTIVE JUNE 6, 2012

ARTICLE ONE

GENERAL PROVISIONS

I. PURPOSE OF THE PLAN

This 1998 Stock Option/Stock Incentive Plan is intended to promote the interests of Alexander & Baldwin, Inc., a Hawaii corporation, and its successors by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to join and/or remain in the service of the Corporation.

The Plan was assumed by Alexander & Baldwin Holdings, Inc. (“Holdings”) on June 6, 2012 upon the consummation of the merger of Alexander & Baldwin, Inc. with a wholly-owned subsidiary of Holdings (the “Merger”), pursuant to which Holdings has become the parent holding company of Alexander & Baldwin, Inc. in accordance with the terms of the Agreement and Plan of Merger by and among Holdings, Alexander & Baldwin, Inc, and A&B Merger Corporation dated February 13, 2012.

As a result of the Merger, the securities issuable pursuant to the provisions of the Plan as assumed by Holdings shall now be shares of Holdings common stock.

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix, and those terms have been revised to reflect the assumption of the Plan by Holdings and the status of Holdings as the successor corporation to Alexander & Baldwin, Inc.

II. STRUCTURE OF THE PLAN

A. The Plan is comprised of two separate equity incentive programs:

(i) the Discretionary Option Grant Program (together with the Reload Option Grant Program) under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at a fixed price per share over their period of Service, and

(ii) the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock directly, either through immediate stock issuances or through share right awards, as a bonus for services rendered the Corporation (or any Parent or Subsidiary) or the attainment of designated performance milestones.

B. The provisions of Articles One and Five shall apply to both equity incentive programs under the Plan and shall govern the interests of all persons under the Plan.

III. ADMINISTRATION OF THE PLAN

A. The Plan shall be administered by the Compensation Committee (the “Committee”) comprised of two (2) or more Board members appointed by the Board. The Board may from time to time appoint members to the Committee in substitution for (or in addition to) members previously appointed, and the Board shall have the authority to fill any and all vacancies on the Committee, however caused.  The Committee acting in its administrative capacity under the Plan shall be herein designated as the Plan Administrator.

B. The Committee as Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Option Grant and Stock Issuance Programs and to make such determinations under, and issue such interpretations of, the provisions of those programs and any outstanding option grants or stock issuances thereunder as it may deem necessary or advisable.  The Plan Administrator shall also have the discretionary authority to change the terms and conditions of any outstanding option grant, outstanding share right award, or unvested stock issuance, provided such action does not, without the consent of the holder, adversely affect the rights and obligations such individual may have under the Plan or the outstanding option grant, outstanding share right award, or stock issuance. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Discretionary Option Grant and Stock Issuance Programs or any option grant, share right award, or stock issuance thereunder.

C. Service on the Committee shall constitute service as a Board member, and Committee members shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on the Committee.  No member of the Committee shall be liable for any act or omission made in good faith with respect to the Plan or any option grants or stock issuances under the Plan.

IV. ELIGIBILITY

A. The persons eligible to participate in the Discretionary Option Grant and Stock Issuance Programs are as follows:

(i) Employees, and

(ii) non-employee directors of any Subsidiary.

B. The Plan Administrator shall have full authority to determine, (i) with respect to the option grants under the Discretionary Option Grant Program, all terms and conditions thereof to the extent not inconsistent with the express provisions of this Plan, including but not limited to which eligible persons are to receive option grants, the time or times when those option grants are to be made, the number of shares to be covered by each such grant, whether the granted option will have a reload feature, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares and the maximum term for which the option is to remain outstanding and (ii) with respect to stock issuances or share right awards under the Stock Issuance Program, all terms and conditions thereof to the extent not inconsistent with the express provisions of this Plan, including but not limited to which eligible persons are to receive stock issuances or share right awards, the time or times when such issuances or share right awards are to be made, the number of shares to be issued to each Participant, the vesting schedule (which in no event, (i) for time-based awards, shall provide for vesting sooner than one-third of the shares in each of the first three years after the grant date, and (ii) for performance-based awards, shall provide for vesting sooner than one year after the grant date, unless otherwise provided herein) applicable to the issued shares and the consideration to be paid for such shares.

C. The Plan Administrator shall have the absolute discretion either to grant options in accordance with the Discretionary Option Grant Program or to effect stock issuances or share right awards in accordance with the Stock Issuance Program.

V. STOCK SUBJECT TO THE PLAN

A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market.  The maximum number of shares of Common Stock issuable over the term of the Plan shall not exceed 4,700,000 shares.  Such share reserve includes the 700,000 share increase authorized by the Board on February 24, 2005, and approved by the stockholders at the 2005 Annual Meeting.

B. No one person participating in the Plan may receive option grants, share right awards and direct stock issuances for more than 500,000 shares of Common Stock in the aggregate per calendar year, beginning with the 1998 calendar year.

C. Shares of Common Stock subject to outstanding options shall be available for subsequent issuance under the Plan to the extent those options expire or terminate for any reason prior to exercise in full.  Unvested shares issued under the Plan and subsequently repurchased by the Corporation, at the original exercise or issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent option grants, share right awards or direct stock issuances under the Plan.  Should the exercise price of an option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an option, then the number of shares of Common Stock available for issuance under the Plan shall be reduced only by the net number of shares of Common Stock issued to the holder of such option.

D. If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities for which any one person may be granted stock options, share right awards and direct stock issuances under the Plan per calendar year, (iii) the aggregate number and/or class of securities which may be issued in the aggregate under the Stock Issuance Program, and (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding option under the Plan.  Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under those options. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

ARTICLE TWO

DISCRETIONARY OPTION GRANT PROGRAM

I. OPTION TERMS

Each option shall be a non-statutory option under the federal tax laws, evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below.

A. Exercise Price.

1. The exercise price per share shall be fixed by the Plan Administrator but shall not be less than the Fair Market Value per share of Common Stock on the option grant date.  The Plan Administrator shall not reprice any options.

2. The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of the documents evidencing the option, be payable in one or more of the forms specified below:

(i) cash or check made payable to the Corporation, or

(ii) shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date.

B. Exercise and Term of Options.  Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option.  However, no option shall have a term in excess of ten (10) years measured from the option grant date.

C. Effect of Termination of Service.

1. The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

(i) Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

(ii) Any option exercisable in whole or in part by the Optionee at the time of death may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution.

(iii) Should the Optionee’s Service be terminated for Misconduct, or should the Optionee (a) engage in any post-Service activity, whether as an employee, consultant, advisor, or otherwise, competitive with the business operations of the Corporation (or any Parent or Subsidiary), or (b) engage in any other conduct, while in Service or following cessation of Service, materially detrimental to the business or affairs of the Corporation (or any Parent or Subsidiary), as determined in the sole discretion of the Plan Administrator, then all outstanding options held at the time by the Optionee shall terminate immediately and cease to be outstanding.

(iv) During the applicable post-Service exercise period, except as otherwise provided in Section I.C.2 below, an outstanding option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee’s cessation of Service.  Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised.  However, the option shall, immediately upon the Optionee’s cessation of Service, terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable for vested shares.

2. The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i) extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

(ii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee otherwise would have vested had the Optionee continued in Service.

D. Stockholder Rights.  The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and satisfied all other conditions precedent to the issuance of the certificates for the purchased shares.

E. Repurchase Rights.  The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock.  Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares.  The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F. Transferability of Options.  The following transferability provisions shall be applicable to (i) each option granted under the Plan on or after October 26, 2006 and (ii) each option outstanding under the Plan on such date, with each such outstanding option to be hereby amended to incorporate such provisions:

(a)           Each such option may be assigned in whole or in part during the Optionee’s lifetime to a revocable living trust established exclusively for the Optionee or the Optionee and his or her spouse, to the extent such assignment is in connection with the Optionee’s estate plan.  The assigned portion may only be exercised by the person who acquires a proprietary interest in the option pursuant to the assignment.  The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents to be executed by the assignee as the Plan Administrator may deem appropriate.

(b)           The Optionee may also designate one or more persons as the beneficiary or beneficiaries of each such option, and the option shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding that option.  Such beneficiary or beneficiaries shall take the transferred option subject to all the terms and conditions of the applicable agreement evidencing that option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

(c)           Except for the limited transferability provided by the foregoing, an outstanding option under the Plan shall not be assignable or transferable and shall be exercisable only by the Optionee during his or her lifetime

II. CHANGE IN CONTROL

A. Each option outstanding at the time of a Change in Control but not otherwise fully exercisable shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Change in Control, become exercisable for all of the shares of Common Stock at the time subject to that option and may be exercised for any or all of those shares as fully-vested shares of Common Stock.

B. All outstanding repurchase rights, as described in Section I.E of this Article Two, shall also terminate automatically, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Change in Control.

C. Immediately following the consummation of the Change in Control, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise expressly continued in full force and effect pursuant to the terms of the Change in Control transaction.

D. Each option which is assumed (or is otherwise to continue in effect) in connection with a Change in Control shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Change in Control had the option been exercised immediately prior to such Change in Control.  Appropriate adjustments to reflect such Change in Control shall also be made to (i) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan and (iii) the maximum number and/or class of securities for which any one person may be granted stock options, share right awards and direct stock issuances under the Plan per calendar year.

E. The outstanding options shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

ARTICLE THREE

RELOAD OPTION GRANT PROGRAM

I. TERMS AND CONDITIONS OF RELOAD OPTIONS

A. The Plan Administrator shall have full power and authority, exercisable in its sole discretion either at the time an option is granted under the Discretionary Option Grant Program or at any time while such option remains outstanding, to incorporate a reload feature into that option.  To the extent an option with such a reload feature is subsequently exercised through the delivery of previously-acquired shares of Common Stock in payment of the exercise price for the shares purchased under that option, the Optionee shall automatically be granted, at the time of such exercise (the “Reload Grant Date”), a new option (the “Reload Option”) to purchase the number of shares of Common Stock so delivered.  For purposes of this Article Three, the underlying option with such a reload feature shall be referred to as the “Original Option.” In addition, to the extent an option with a reload feature granted under the Corporation’s 1989 Stock Option/Stock Incentive Plan is exercised through the delivery of previously-acquired shares of Common Stock in payment of the exercise price for the shares purchased under that option, the Optionee shall automatically be granted, at the time of such exercise, pursuant to the terms of the instrument evidencing the reload feature, a Reload Option to purchase shares under the 1989 Stock Option/Stock Incentive Plan, to the extent shares of Common Stock are available for issuance under that plan, and, to the extent shares of Common Stock no longer are available for issuance under that plan, to purchase shares under this Plan.

B. The Plan Administrator may, in its sole discretion, provide in the instrument evidencing the reload feature that no Reload Option shall be granted in the event the Original Option with such feature is exercised before a specified period of time has elapsed after the grant date of that Original Option.

C. The reload feature and each Reload Option shall each be evidenced by instruments in such form as the Plan Administrator shall from time to time deem appropriate. However, the terms and provisions of each Reload Option shall be exactly the same as the terms and provisions of the Original Option to which such Reload Option relates, except to the extent otherwise indicated below.

1. Exercise Price.

a. Unless the Plan Administrator specifies otherwise in the instrument evidencing the reload feature, the exercise price per share of the Common Stock purchasable under the Reload Option shall be equal to the Fair Market Value per share of Common Stock on the Reload Grant Date.  The Plan Administrator shall have full power and authority under this Article Three to provide in the instrument evidencing the reload feature that the Reload Option shall have an exercise price per share in excess of the Fair Market Value per share of Common Stock on the Reload Grant Date in the event the Fair Market Value per share of Common Stock on such date is not more than one hundred fifty percent (150%) of the exercise price per share in effect at the time under the Original Option.  The Plan Administrator shall not reprice any Reload Options.

b. The exercise price shall become immediately due upon exercise of the Reload Option and shall be payable in the same form or forms in which the exercise price may be paid under the Original Option.

2. No Additional Reload Option.  In no event shall any additional Reload Option be granted in connection with the subsequent exercise of the Reload Option granted with respect to the Original Option, whether or not shares of Common Stock are delivered in connection with the payment of the exercise price of that Reload Option.  Accordingly, not more than one Reload Option shall be granted per Original Option.

3. Term of Reload Option.  The Reload Option shall have the same maximum option term and expiration date as the Original Option to which it relates, subject to earlier termination in accordance with Section I.5 of this Article Three.

4. Exercise of Reload Option.

a. The Plan Administrator shall specify in the instrument evidencing the reload feature the period of time which must elapse following the exercise of the Original Option before the Reload Option shall become exercisable.  Once the period specified by the Plan Administrator has elapsed, the Reload Option shall become immediately exercisable for all of the shares of Common Stock at the time subject to that Reload Option.

b. During the lifetime of the Optionee, the Reload Option shall be exercisable only by the Optionee and shall not be assignable or transferable by the Optionee otherwise than by will or by the laws of descent and distribution following the Optionee’s death.

5. Termination of Service. Upon the Optionee’s cessation of Service for any reason while holding one or more outstanding Reload Options under this Article Three, each of those Reload Options shall terminate and cease to be outstanding at the same time the Original Option, to which that Reload Option relates, terminates in connection with such cessation of Service.

6. Stockholder Rights.  The holder of the Reload Option shall have none of the rights of a stockholder with respect to any shares covered by the Reload Option until such individual shall have exercised the Reload Option, paid the exercise price and satisfied all other conditions precedent to the issuance of the certificates for the purchased shares.

7. Change in Control.  Should a Change in Control occur while the Reload Option is outstanding, then that Reload Option shall immediately become exercisable for the shares of Common Stock at the time subject to that Reload Option.  Upon the consummation of the Change in Control, each outstanding Reload Option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation or its parent company or otherwise expressly continued in full force and effect pursuant to the terms of the Change in Control transaction.

8. Miscellaneous Provisions.

a. The Company’s obligation to deliver shares of Common Stock upon the exercise of Reload Options granted under this Article Three shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

b. To the extent the Optionee has the right to have a portion of the shares purchased under the Original Option withheld by the Corporation in satisfaction of the applicable withholding taxes incurred in connection with the exercise of the Original Option (or otherwise to deliver existing shares of Common Stock in satisfaction of such tax liability), the Optionee shall have the similar right with respect to the withholding tax liability incurred in connection with the exercise of the Reload Option, unless the Plan Administrator specifies otherwise in the instrument evidencing the reload feature.

9. Transferability of Reload Options.  The following transferability provisions shall be applicable to (i) each Reload Option granted under the Plan on or after October 26, 2006 and (ii) each Reload Option outstanding under the Plan on such date, with each such outstanding Reload Option to be hereby amended to incorporate such provisions:

(a)           Each such Reload Option may be assigned in whole or in part during the Optionee’s lifetime to a revocable living trust established exclusively for the Optionee or the Optionee and his or her spouse, to the extent such assignment is in connection with the Optionee’s estate plan.  The assigned portion may only be exercised by the person who acquires a proprietary interest in the Reload Option pursuant to the assignment.  The terms applicable to the assigned portion shall be the same as those in effect for the Reload Option immediately prior to such assignment and shall be set forth in such documents to be executed by the assignee as the Plan Administrator deems appropriate.

(b)           The Optionee may also designate one or more persons as the beneficiary or beneficiaries of each such Reload Option, and the Reload Option shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding that option. Such beneficiary or beneficiaries shall take the transferred Reload Option subject to all the terms and conditions of the applicable agreement evidencing that option, including (without limitation) the limited time period during which the Reload Option may be exercised following the Optionee’s death.

(c)           Except for the limited transferability provided by the foregoing, an outstanding Reload Option under the Plan shall not be assignable or transferable and shall be exercisable only by the Optionee during his or her lifetime.

ARTICLE FOUR

STOCK ISSUANCE PROGRAM

I. STOCK ISSUANCE TERMS

Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants.  Each such stock issuance, whether or not evidenced by a Stock Issuance Agreement, shall be made in compliance with the terms specified below.  Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to share right awards that entitle the recipients to receive those shares upon the completion of a designated Service period or the attainment of specified performance goals, in compliance with the terms specified below.

A. Issue Price.

1. The issue price per share of Common Stock subject to direct issuance shall be fixed by the Plan Administrator, but shall not be less than the Fair Market Value per share of Common Stock on the date of the stock issuance or share right award.

2. Shares of Common Stock may be issued under the Stock Issuance Program for any consideration which constitutes valid consideration under the laws of the state under which the Corporation is at the time incorporated.

B. Vesting/Issuance Provisions.

1. The Plan Administrator may issue shares of Common Stock under the Stock Issuance Program, provided that in no event (i) for time-based awards, shall shares vest sooner than one-third in each of the first three years after the grant date, and (ii) for performance-based awards, shall shares vest sooner than one year, unless otherwise provided herein.  Alternatively, the Plan Administrator may issue share right awards under the Stock Issuance Program that shall entitle the recipient to receive a specified number of shares of Common Stock upon the completion of a designated Service period or the attainment of one or more performance goals established by the Plan Administrator, provided that in no event (i) for time-based awards, shall the share right awards vest sooner than one-third in each of the first three years after the grant date, and (ii) for performance-based awards, shall the share right awards vest sooner than one year following the grant date, unless otherwise provided herein.  Upon the completion of such Service period or the attainment of such performance goals, fully-vested shares of Common Stock shall be issued in satisfaction of those share right awards.

2. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to his or her unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

3. The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested.  Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

4. Except as otherwise may be provided by the Plan Administrator, share right awards and unvested shares of Common Stock issued under the Stock Issuance Program shall not be assignable or transferable.

5. Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares.  The Plan Administrator, however, shall have the discretionary authority to waive the surrender and cancellation of one or more unvested shares of Common Stock (or other assets attributable thereto) that would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares.  Such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies, provided that in no event (i) for time-based awards, shall shares vest sooner than one-third in each of the first three years since the grant date, and (ii) for performance-based awards, shall shares vest sooner than one year following the grant date.  Such waiver may be effected at any time, whether before the Participant’s cessation of Service, or before or after the attainment or non-attainment of the applicable performance objectives.  Notwithstanding any provision herein, the Plan Administrator shall have the discretion to vest any unvested shares of Common Stock upon the occurrence of (i) the Participant’s normal retirement (age 65) or approved early retirement (age 55 plus 5 years of Service), or (ii) the Participant’s termination of Service by reason or Permanent Disability.  In the event of Participant’s termination of Service by reason of death, any unvested shares of Common Stock shall automatically vest.

6. Outstanding share right awards under the Stock Issuance Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those awards, if the Service requirement for such awards is not satisfied or the performance goals established for those awards are not attained.  The Plan Administrator, however, shall have the discretionary authority to issue shares of Common Stock in satisfaction of one or more outstanding share right awards as to which the designated Service requirement or performance goals are not satisfied or attained, provided that in no event (i) for time-based awards, shall Plan Administrator issue more shares of Common Stock than would have been issued had there been one-third vesting for each of the first three years since the grant date, and (ii) for performance-based awards, shall Plan Administrator issue more shares of Common Stock than would have been issued had there been vesting after one year following the grant date.  Notwithstanding any provision herein, the Plan Administrator shall have the discretion to vest any unvested shares of Common Stock upon the occurrence of (i) the Participant’s normal retirement (age 65) or approved early retirement (age 55 plus 5 years of Service), or (ii) the Participant’s termination of Service by reason or Permanent Disability.  In the event of Participant’s termination of Service by reason of death, any unvested shares of Common Stock shall automatically vest.

II. CHANGE IN CONTROL

In the event of any Change in Control:

1. all of the Corporation’s outstanding rights to cancel unvested shares under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall immediately vest in full, and

2. all shares of Common Stock at the time subject to outstanding share right awards shall be issued immediately as fully-vested shares.

III. SHARE ESCROW/LEGENDS

Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

ARTICLE FIVE

MISCELLANEOUS

I. TAX WITHHOLDING

A. The Corporation’s obligation to deliver shares of Common Stock upon the exercise of options or the issuance or vesting of such shares under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

B. The Plan Administrator may, in its discretion, provide any or all holders of options, restricted stock awards or any other share right awards pursuant to which shares of Common Stock are to be issued under the Plan with the right to use shares of Common Stock in satisfaction of all or part of the Withholding Taxes to which such holders may become subject in connection with the exercise of their options, the issuance to them of vested shares or the subsequent vesting of shares of restricted stock issued to them.  Such right may be provided to any such holder in either or both of the following formats and shall be subject to such terms, procedures and conditions governing its exercise as the Plan Administrator may establish at the time such right is granted:

Stock Withholding:  The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of stock options or the direct issuance of fully-vested shares, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the holder.

Stock Delivery:  The election to deliver to the Corporation, at the time the option is exercised, the vested shares are issued or the unvested shares of restricted stock subsequently vest, one or more shares of Common Stock previously acquired by such holder (including the shares subject to the restricted stock award which subsequently vests and triggers the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the holder.

The following limitations shall be in effect for restricted stock awards and other share right awards (other than stock options):

(i)           The right to use shares of Common Stock in satisfaction of all or part of the Withholding Taxes which become due upon the issuance of vested shares pursuant to a share right award or the subsequent vesting of a restricted stock award shall apply to share right awards or restricted stock awards outstanding on June 22, 2006 or made at any time on or after that date.

(ii)           The shares of Common Stock withheld in satisfaction of all or part of the Withholding Taxes which become due upon the issuance of vested shares pursuant to a share right award or the vesting of a restricted stock award shall reduce on a share-for-share basis the number of shares of Common Stock authorized for issuance under the Plan.  Accordingly, the share reserve under Section V of Article One shall be reduced by the gross number of shares of Common Stock which vest under such share right award or restricted stock award, and not by the net number of shares actually issued after the applicable Withholding Taxes have been collected.

(iii)           The shares of Common Stock delivered in satisfaction of all or part of the Withholding Taxes which become due upon the subsequent vesting of restricted stock awards shall not be added to the shares of Common Stock authorized for issuance under the Plan and, accordingly, shall not increase the share reserve under Section V of Article One.

For purposes of this Section I.B, the term Withholding Taxes shall mean the minimum federal, state and local income taxes and the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the issuance of shares of Common Stock under the Plan, whether pursuant to a stock option exercise or the vesting of any restricted stock or other stock-based award.

II. EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan became effective when adopted by the Board, and options could  be granted under the Discretionary Option Grant Program at any time on or after such date. The Plan was approved by the Corporation’s stockholders at the 1998 Annual Meeting.  The Plan was subsequently amended on February 24, 2005 to increase the number of shares of Common Stock authorized for issuance under the plan by an additional 700,000 shares. Such share increase was approved by the stockholders at the 2005 Annual Meeting.  The Plan was assumed by Alexander & Baldwin Holdings, Inc. on June 6, 2012 upon the consummation of the Merger.   However, no further option grants or other awards may be made under the Plan after the effective date of the Corporation’s 2007 Incentive Compensation Plan, except that shares of Common Stock may continue to be issued under this Plan with respect to any option grants or other awards that were outstanding under the Plan  on such effective date.

B.  The Plan shall terminate upon the earliest of (i) the tenth (10th) anniversary of the date of its adoption by the Board, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with a Change in Control.  Should the Plan terminate in accordance with clause (i), then all option grants, share right awards and unvested stock issuances outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing such grants or issuances.

III. AMENDMENT OF THE PLAN

A. The Board shall have the power and authority to amend or modify the Plan in any or all respects, subject to shareholder approval for any material amendment to the Plan or as required under applicable law or regulation.  However, no such amendment or modification shall adversely affect the rights and obligations with respect to stock options, share right awards or unvested stock issuances at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification.

B. Options to purchase shares of Common Stock may be granted under the Discretionary Option Grant Program and shares of Common Stock may be issued under the Stock Issuance Program that are in each instance in excess of the number of shares then available for issuance under the Plan, provided any excess shares actually issued under those programs shall be held in escrow until there is obtained stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock available for issuance under the Plan.  If such stockholder approval is not obtained within twelve (12) months after the date the first such excess issuances are made, then (i) any unexercised options granted on the basis of such excess shares shall terminate and cease to be outstanding and (ii) the Corporation shall promptly refund to the Optionees the exercise price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow, and such shares shall thereupon be automatically canceled and cease to be outstanding.

IV. USE OF PROCEEDS

Any cash proceeds received by the Corporation from the issuance of shares of Common Stock under the Plan shall be used for general corporate purposes.

V. REGULATORY APPROVALS

A. The implementation of the Plan, the granting of any stock option under the Plan and the issuance of any shares of Common Stock (i) upon the exercise of any granted option or (ii) under the Stock Issuance Program shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the stock options granted under it and the shares of Common Stock issued pursuant to it.

B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange (or the Nasdaq Stock Market, if applicable) on which Common Stock is then listed for trading.

VI. NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

IN WITNESS WHEREOF, Alexander & Baldwin Holdings, Inc. has caused this Plan as assumed by it to be executed by its duly authorized officers effective as of the 6th day of June  2012.

ALEXANDER & BALDWIN HOLDINGS, INC.

By       /s/ Son-Jai Paik
Its Vice President

By       /s/ Alyson J. Nakamura
Its Secretary

APPENDIX

The following definitions shall be in effect under the Plan:

A. Board shall mean the Corporation’s Board of Directors.

B. Change in Control shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the 1934 Act, whether or not the Corporation in fact is required to comply with Regulation 14A thereunder; provided that, without limitation, such a change in control shall be deemed to have occurred if:

(i) any “person” (defined as such term is used in Sections 13(d) and 14(d) of the 1934 Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Corporation representing 35% or more of the combined voting power of the Corporation’s then outstanding securities;

(ii) at least a majority of the Board ceases to consist of (a) individuals who have served continuously on the Board since January 1, 2000 and (b) new directors (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least two-thirds of the directors then still in office who shall at that time have served continuously on the Board since January 1, 2000 or whose election or nomination was previously so approved;

(iii) there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation with any other entity, other than (a) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Corporation, the entity surviving such merger or consolidation or any parent thereof or (b) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such person any securities acquired directly from the Corporation or its affiliates) representing 35% or more of the combined voting power of the Corporation’s then outstanding securities; or

(iv) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets, other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least a majority of the board of directors of which or of any parent thereof is comprised of individuals who comprised the Board immediately prior to such sale or disposition.

Notwithstanding the foregoing, a Change in Control of the Corporation shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

C. Code shall mean the Internal Revenue Code of 1986, as amended.

D. Common Stock shall mean the Corporation’s common stock.

E. Corporation shall mean Alexander & Baldwin Holdings, Inc., a Hawaii corporation, that is the successor to Alexander & Baldwin, Inc. and that has by appropriate action assumed this Plan in connection with the Merger, and any subsequent corporate successor to all or substantially all of the assets or voting stock of Alexander & Baldwin Holdings, Inc. which has by appropriate action assumed the Plan.

F. Discretionary Option Grant Program shall mean the discretionary option grant program in effect under the Plan.

G. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

H. Exercise Date shall mean the date on which the Corporation shall have received both (i) written notice of the option exercise, and (ii) payment of the option price for the purchased shares.

I. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be deemed equal to the mean between the highest and lowest selling prices per share of Common Stock on the date in question, as such prices are reported on the Nasdaq National Market or any successor system.  If there are no highest and lowest selling prices for the Common Stock on the date in question, then the Fair Market Value shall be the mean between the highest and lowest selling prices on the last preceding date for which such quotations exist.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be deemed equal to the mean between the highest and lowest selling prices per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such prices are officially quoted in the composite tape of transactions on such exchange.  If there are no highest and lowest selling prices for the Common Stock on the date in question, then the Fair Market Value shall be the mean between the highest and lowest selling prices on the last preceding date for which such quotations exist.

J. Merger shall mean the merger of Alexander & Baldwin, Inc. with a wholly-owned subsidiary of the Corporation, pursuant to which the Corporation has become the parent holding company of Alexander & Baldwin, Inc. in accordance with the terms of the Agreement and Plan of Merger by and among Holdings, Alexander & Baldwin, Inc, and A&B Merger Corporation dated February 13, 2012.

K. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner.  The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

L. 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

M. Optionee shall mean any person to whom an option is granted under the Discretionary Option Grant Program.

N. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the first corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

O. Participant shall mean any person who is issued shares of Common Stock under the Stock Issuance Program.

P. Permanent Disability or Permanently Disabled shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

Q. Plan shall mean the Alexander & Baldwin, Inc. 1998 Stock Option/Stock Incentive Plan, as set forth in this document and assumed by the Corporation upon the consummation of the Merger.

R. Plan Administrator shall mean the Compensation Committee acting in its administrative capacity under the Plan.

S. Section 16 Insider shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

T. Service shall mean (i) the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee or (ii) the performance of services in the capacity of a non-employee director of any Subsidiary, except to the extent otherwise specifically provided for by the Plan Administrator in the documents evidencing the option grant or stock issuance or otherwise.  However, should the Corporation effect a distribution of all of the outstanding common stock of any wholly-owned Subsidiary (the “Spun-off Subsidiary”) to the holders of the outstanding Common  Stock in a spin-off transaction, then the provisions of each award agreement evidencing a grant or award under the Plan that is assumed or otherwise replaced by the Spun-off Subsidiary shall thereafter be applied so that the Optionee or Participant shall be deemed to continue in Service status for so long as that individual performs services following such spin-off distribution in one or more of the foregoing capacities with the Spun-off Subsidiary (or any Parent (other than Alexander & Baldwin Holdings, Inc.) or Subsidiary of the Spun-off Subsidiary), if such individual’s employee or service relationship is with any of those entities immediately prior to the spin-off distribution.  In addition, the individual will be given appropriate Service-vesting credit under each grant or award assumed or replaced by the Spun-off Subsidiary for his or her period of continuous service with the Corporation or its subsidiaries in one or more of the foregoing capacities through the date of the spin-off distribution.

U. Stock Exchange shall mean either the American Stock Exchange, the New York Stock Exchange, or any successor exchange.

V. Stock Issuance Agreement shall mean an agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

W. Stock Issuance Program shall mean the stock issuance program in effect under the Plan.

X. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  For purposes of options under the Discretionary Option Grant Program and direct stock issuances or share right awards under the Stock Issuance Program, the term “Subsidiary” shall also include any partnership, joint venture or other business entity of which the Corporation owns, directly or indirectly through another subsidiary corporation, more than a fifty percent (50%) interest in voting power, capital or profits.  The term “Subsidiary” shall also include any wholly-owned limited liability company within the applicable chain of subsidiaries that is a disregarded entity for U.S. federal income tax purposes.

Y. Taxes shall mean the Federal, state and local income and employment tax liabilities incurred by the holder of options in connection with the exercise of those options.

Z. 10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).